EXHIBIT 10.3




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                              EMPLOYMENT AGREEMENT
                  Made and entered into as of November 1, 2006
                                 By and between
Activein  Ltd.
1 Leshem St. Kiriat Gat
country-regionplaceIsrael (the "Company")                   of the first part;
                                                            -----------------
And

Adi Plaschkes
(the "Executive")                                           of the second part;
                                                            -------------------

WHEREAS, the Company wishes to employ the Executive and the Executive desires to be employed by the Company, pursuant to and in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1.   Position

     The Executive shall be employed by the Company in the position of Chief Executive Officer (the "CEO"). Without derogating from the generality of the foregoing, the Executive shall be responsible for the day-to-day operations of the Company, and shall perform such further duties consistent with such position as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company (the: "Board"), and shall report to the Board.

2.   Compensation and Benefits

     In consideration of the performance of the services to be performed by the Executive and the fulfillment of all his undertakings hereunder, the Executive shall be entitled, during the period of his employment, to receive the salary, rights and benefits, as detailed in and in accordance with the terms set forth in Annex A attached hereto.

3.   Term

3.1 The term of this Employment Agreement and the employment of the Executive hereunder, shall commence on November 1, 2006 (the: "Commencement Date").

3.2 The term of the Executive's employment hereunder shall be for an unlimited period of time, beginning from the Commencement Date. Each of the parties shall be entitled to bring the Executive's employment to an end for any reason or for no reason by providing written prior notice of 30 (thirty) days.

3.3 In any event of termination of employment by prior notice, the Company shall be entitled to terminate the Executive's employment, immediately or at any time during the prior notice period, and in such event, if and to the extent required by applicable law, the Company shall pay the Executive the applicable prior notice redemption.

3.4 Notwithstanding the above, and without prejudicing or derogating from any party's rights to any other remedies available under law or agreement, the

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     Company shall be entitled to terminate the Executive's employment immediately, without prior notice or redemption of rights for such period, in the event that: (a) the Executive is convicted of committing any of the following towards the Company and/or any parent or subsidiary thereof: (i) embezzlement; (ii) theft; or (iii) criminal offence involving moral turpitude; (b) the Executive materially breaches his undertakings and obligations pursuant to Annex B or materially breaches any other terms of this Agreement, which breach has not been cured within 14 (fourteen) days of receipt of a written notice from the Company to such effect; (c) the Executive commits any other act and/or omission which under applicable law enable(s) denial of severance payments and/or prior notice; (d) Executive materially breaches his duties of trust or loyalty to the Company, which breach has not been cured within 14 (fourteen) days of receipt of a written notice from the Company to such effect; (e) Executive deliberately causes harm to the Company's business affairs. (each of the above (a) through (e) shall be referred to herein as "Termination for Cause").

3.5 The Executive undertakes that in the event he ceases to work for the Company, for any reason whatsoever, he will transfer his position and all information and documents prepared by him in the framework of his employment or that are in his possession or under his control, to whomever the Company shall determine, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner.

3.6 The Executive undertakes to return to the Company, immediately upon the termination of his employment, any and all assets and/or property of or on behalf of the Company that may be in his possession, including without limitation, if and to the extent placed at his disposal, the Car, the Phone, employee identification card, keys, etc. It is hereby clarified that if and to the extent any such asset and/or property is placed at the disposal of the Executive, the Executive shall not have any right of lien with respect thereto and the Executive hereby waives any such right

4.   Obligations and Undertakings

     The Executive undertakes towards the Company as follows:
4.1 To devote all his working time, attention, energies, talents, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of his duties and responsibilities hereunder, all in accordance with the terms and conditions hereof.

4.2 Not to receive, directly or indirectly, any compensation or benefit of any kind in connection with his work for the Company, from any source except as set forth in this Agreement; and to notify the Company immediately regarding any matter in which he has a personal interest and which may potentially create a conflict of interest between the Executive and his work for the Company; and to promptly deliver to the Company any and all knowledge and/or information involving the Company and/or that may be of value and/or damage the Company, and not disclose any such information to any third party.
..
4.3 To assist the Company, at its request, in any action in which the Company is involved, and, unless required by law, not to assist any action brought against the Company; all during the term of his employment and thereafter; and all except for any actions of the Executive against the Company.

4.4 To take all necessary steps and actions, in the framework of his position, to protect and prevent damage to the Company's property, rights, interests, standing and reputation, including without limitation, to the extent required in the framework of his position, by representing the Company in a reputable and worthy manner.

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4.5  To maintain confidentiality, to assign intellectual property rights, to refrain from competing with and/or soliciting from, the Company, inter alia, according to the undertaking attached hereto as Annex B. The Executive declares and agrees that the Company employs him based on his said undertakings in Annex B.

5.   Representations

     The Executive hereby represents, confirms, agrees and undertakes as follows:

5.1 The execution and delivery of this Agreement and the performance of the terms hereof: (a) shall not constitute a default under or breach of any agreement or other instrument to which the Executive is a party or by which he is bound, including without limitation any confidentiality or non-competition agreement; (b) are not prohibited under any law, regulation or court order; and (c) do not require the consent of any other person or entity.

5.2 Executive shall not during his employment with the Company, use any confidential or proprietary information of any third party whatsoever, including without limitation that of any previous employer.

5.3 This Agreement is personal and special and exclusively delineates the entire relationship between the Parties, and contains all compensation and/or benefits and/or other conditions of any kind to which the Executive is entitled from the Company, as an employee thereof, and supersedes all prior agreements, understandings, negotiations, promises, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the parties with respect to the subject matter hereof. The grant, if any, by the Company to the Executive, of any benefit not specified in this Agreement, shall be deemed a non-recurring event, and shall neither give rise to any new right of the Executive, nor constitute a practice and/or custom and/or precedent between the parties and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Executive and the Company, except if and to the extent explicitly incorporated into this Agreement. The failure of any party at any time(s) to require the strict performance of any provision hereof and/or the waiver by either party of a breach(s) by the other party of any of the terms hereof, shall not affect its right to enforce the same at any later time nor shall be deemed to be, or construed as, a further or continuing waiver of any of the terms hereof.

5.4 No general and/or special collective agreements apply to the Executive's employment hereunder. For the removal of any doubt, without derogating from the above, in the event that with respect to any of the matters addressed herein, provisions of law, collective agreements and/or extension orders shall, notwithstanding the above, apply to the Executive, the provisions of this Agreement shall be deemed as coming in their stead, or at least, as being on account of said applicable provisions.

6.   Miscellaneous

6.1 The preamble to this Employment Agreement, and the annexes thereto, constitute integral parts hereof.

6.2 The section headings are intended for purposes of convenience only and shall not be used for the interpretation of this Agreement.

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6.3  The addresses of the Parties for the purposes of this Agreement will be as set forth above, or as either party may advise the other in writing, and any notice which is sent via registered mail by one Party to the other at such address, will be deemed received by the addressee 72 hours after it was sent for delivery at a post office in Israel, and if delivered by hand, at the time at which it was delivered.

6.4 Any modification of or addition to this Agreement shall be valid only if in writing and signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


ACTIVEIN, LTD.


By: /s/ Adi Plaschkes                         /s/ Adi Plaschkes
    ------------------------                  ----------------------------
    Adi Plaschkes, Authorized Officer         Adi Plaschkes




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                                     ANNEX A
         to Employment Agreement between Activein Ltd. (the "Company"), and Adi Plaschkes (the "Executive") dated 25 Oct 2006

                              COMPENSATION PACKAGE

1.   Salary

1.1 In consideration for services to be performed by the Executive during the term hereof, the Company shall pay the Executive a gross monthly salary in the amount of 23,942 NIS (the "Salary"), which shall be paid to the Executive by the ninth day of the month following the month for which it is due.

1.2 It is hereby explicitly represented and clarified that the Executive's position under this Agreement is a position that requires a special level of fiduciary duty to the Company and/or the terms and circumstances of his employment are such that the Company cannot exercise full control over or supervision of his work and rest hours; accordingly, the Work and Rest Hours Law of 1951 shall not apply to the Executive. Without derogating from the above, the parties hereby confirm, that the Salary stated above constitutes a real and reasonable estimation of the over-time hours the Executive will be required to work and includes full compensation for any hours which the Executive will work in excess of the hours provided in the Work and Rest Hours Law of 1951, and the Executive shall not be entitled to any extra remuneration regarding the same.

2.   Vacation, Recreation Pay, Sick Leave, and Reserve Duty

2.1 The Executive shall be entitled to a total of 15 days of paid vacation days per each full 12 months of consecutive employment, and shall be entitled to accumulate up to 40 vacation days. Any accumulated vacation days which remain unused upon the termination of the Executive's employment, shall be redeemed by the Company up to a maximum of 30 days.

2.2 The Executive shall be entitled to recreation pay ("Dmei Havra'a"), sick days and payment during reserve duty, in accordance with the provisions of applicable laws

3.   Expenses Reimbursement

     The Company will reimburse the Executive for all pre-approved expenses and disbursements incurred by him in carrying out his duties under this Agreement, in accordance with the regular practices of the Company regarding the reimbursement of such expenses and against the submission of the receipts therefor.

4.   Manager's Insurance

4.1 The Company and the executive will additionally pay, on a monthly basis, as premiums on a manager's insurance policy chosen by the Executive (the "Policy") the following: (i) an amount equal to 8.33% of the Salary towards severance pay, (ii) an amount equal to 5% of the Salary towards a fund for life insurance and pension, (iii) 1.5% of the Salary, according to the lower of the two amounts, towards disability insurance. In addition, the Executive shall contribute, out of his Salary, an amount equal to 5% of the


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     Salary towards a fund for life insurance and pension. The amount contributed by the Executive shall be deducted by the Company from his Salary, at source, and the Company will remit such amount to the policy on behalf of the Executive.

4.2 The Executive hereunder irrevocably authorizes and instructs the Company to deduct from the Salary, at source, each month, the aforementioned amount equal to 5% of the Salary.

4.3 It is clarified that the Executive shall bear any and all taxes which may apply with respect to any contribution which exceeds the recognized tax ceilings.

4.4 Notwithstanding the above, the Executive shall be entitled to instruct the Company in writing to distribute the payments and contributions described above among different and various policies and saving plans, including without limitation pension funds, at his discretion, so long as the Company's total costs and liabilities in connection with said payments and contributions (and the funds and rights associated and/or accrued therewith) will not increase as compared to that stated herein; all subject to any applicable law and/or instructions and/or guidelines of the Ministry of Finance and/or all the by-laws and regulations of any fund and the general approval attached as Annex A as referenced below.

4.5 Upon termination of the Executive's employment, for any reason whatsoever, the Company shall release to the Executive all rights accrued in the Policy, on account of both the Company's and the Executive's contributions, and waives any right it may have to receive the funds in the policy. Notwithstanding the above, in the event in which the Executive's right to severance payment has been negated, in a decision of a competent court, pursuant to section 16 or 17 of the Severance Pay Law, 5723 - 1963, and to the extent so negated, or in the event in which the Executive shall have withdrawn funds from the Policy, not in light of an `entitling event' (for this matter, an entitling event, is death, invalidity, or retirement at the age of 60 and above) - the Company shall be entitled to receive from the Policy the Company's contributions to the Policy and any profits derived thereon.

     It is hereby expressly agreed that the Company's contribution for severance pay (8.33%) together with any linkage, interest or other profit derivative thereof shall be instead of the Executive's severance compensation, should the Executive be entitled thereto, such that upon release of the Policy to the Executive, no additional calculations shall be conducted between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the Executive.

4.6 The parties hereby agree to comply with the conditions of the "General Approval Regarding the Payment by Employers to Pension Funds and Insurance Funds, in Lieu of Severance Payments pursuant to the Severance Pay Law, 5723 - 1963.

5.   Study Fund

     The Company shall pay on a monthly basis and contribute towards a study fund ("Keren Hishtalmut") chosen by the Executive an additional 7.5% of the Salary, and the Executive shall contribute 2.5% of the Salary towards such a fund. The sums contributed by the Executive shall be deducted from his Salary at source, and the Executive hereby irrevocably instructs and authorizes the Company to make such deductions and transfers to the study fund. It is clarified that the Executive shall bear any and all taxes which may apply with respect to any contribution which exceeds the recognized tax ceilings.

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6.   Taxes

     Unless stated otherwise herein, all taxes applicable to any and all remuneration to be paid to the Executive or benefits granted to him under this Agreement shall be borne by the Executive. The Company shall deduct and withhold income tax, health insurance and national insurance from the Executive's gross income, and any other deductions or withholdings that may be required from time to time, pursuant to applicable law.

8. The Executive confirms that the compensation in this Agreement also includes and incorporates special consideration for his non-competition undertaking as provided in section 3.6 of this Agreement, with respect to which negotiations were conducted and said special consideration constitutes full and appropriate compensation for said non-competition undertaking.



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                                   ANNEX B to
         to Employment Agreement between Activein Ltd. (the "Company"), and Adi Plaschkes (the "Executive") dated November 1, 2006


               CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION,
                         INTELLETUAL PROPERTY ASSIGNMENT

In addition to my undertaking under Section 3.6 of my Employment Agreement, I, Adi Plaschkes, hereby acknowledge, confirm and undertake towards the Company as follows:

1.   Confidentiality, Non-Competition and Non-Solicitation

1.1 I am aware that in the framework and/or as a result of my employment with the Company, I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to information relating to the Company, its business and activities, including without limitation commercial, financial, business, professional, technical, technological information, information regarding the Company's products, inventions, developments, processes, specifications, know-how and trade secrets, marketing, operations, plans, activities, policies and procedures, customers, suppliers, business partners, etc, information of third parties, all whether or not marked confidential (the "Confidential Information"), which is highly confidential and of great value to the Company and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses.

1.2 I am aware that in the framework of my employment I may also receive and/or be exposed to confidential information of third parties with respect to which I am also obliged hereunder, and with respect to which the Company may have a duty of confidentiality and non-use, and any unauthorized disclosure or use thereof could result in the Company's breach of its contractual obligations.

1.3 I undertake (a) to maintain the Confidential Information, and any part thereof, in strict confidence and not to, directly or indirectly, communicate, publish, reveal, describe, allow access to or otherwise disclose or expose the Confidential Information in whole or in part, in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my employment; all during the period of my employment and thereafter, without any limitation of time. Notwithstanding, said undertakings shall not apply to information that I can prove to be generally available to the public not as a result of my fault.

1.4 Without derogating from and in addition to the provisions of law and/or agreement, I undertake that upon the earlier of the Company's request or the termination of my employment, I shall return to the Company any and all documents and tangible materials containing Confidential Information and shall erase or destroy any computer or data files in my possession containing Confidential Information.

1.5 I undertake that, absent the prior written consent of the Company, for so long as I am employed by the Company and for a period of 12 (twelve) months following the termination of the employee-employer relationship between the Company and myself, for any reason whatsoever, I shall not, directly or indirectly: (a) be involved in any activity which is in any way competitive with the Company or its business, including without limitation in the field


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     of medical devices for shoulders and/or biodegradable balloons, or be employed or engaged, by any entity which is in any way competitive with the Company or its business; (b) employ, offer to employ or otherwise engage or solicit for employment or engagement any person who is or was, during the 6
     (six) month period prior to the termination of my employment with the Company, an employee or exclusive consultant, exclusive supplier or exclusive contractor of the Company nor conduct any business activity of the kind and/or in the field that the Company conducts with any person or entity that at the time of the termination of the employee-employer relationship between myself and the Company, or during the period of six months prior thereto, was in business contacts with the Company, including without limitation, customers, suppliers, consultants, advisors, service providers, employees, etc. (hereinafter: a "Third Party"), nor take any action which could intervene in the relationship of the Company with such Third Party. I expressly acknowledge that the Company's business and operating market is world-wide, and the obligations prescribed herein shall apply on a world-wide basis. For the purpose of this section "directly or indirectly" includes doing business as an owner, independent contractor, shareholder, director, partner, manager, agent, employee, advisor, etc. but does not include holding of up to 3% of free market shares of publicly traded companies.

2.   Intellectual Property Rights

2.1 I confirm that all Confidential Information made available to, received by, or generated by me remains the Company's property, and no license or other rights are granted. All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, and other data of any kind relating to the Company, whether prepared by me or otherwise coming to my possession, and whether classified as Confidential Information or not, remain the Company's exclusive property.

2.2 Without derogating from the Company's rights under law and/or agreement, I agree that all discoveries, ideas, developments, inventions, improvements, mask works, trade secrets, copyrights, modifications, concepts, techniques, methods, technologies, know-how, designs, data, processes, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith, which I may (or have) invent(ed), make(de), develop(ed), discover(ed), conceive(d) or create(d), in whole or in part, independently or jointly with others, as a result of or within the framework of my employment and/or with the use of any Company's equipment, supplies, facilities, or proprietary information, are and shall be the sole and exclusive property of the Company (all of the above: the "IP Rights"). I shall have no rights, claims or interest whatsoever in or with respect to the IP Rights, and for the removal of doubt I hereby irrevocably and unconditionally assign to the Company any and all rights and interests therein.

2.3 If and to the extent any additional action is required from me in order to perfect, enforce, or defend said IP Rights, as described above, and effectuate the Company's title and interest therein, including to effect the formal transfer thereof to the Company, I shall take all necessary measures and fully cooperate, during and after my employment, and perform any such action immediately upon the Company's request. I undertake to promptly disclose to the Company and transfer immediately upon their creation any and all information, documentation and details with respect to the IP Rights and to keep accurate records relating to the conception and reduction to practice of all IP Rights, and to provide any and all assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data.

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2.4  For the removal of any doubt, I shall not be entitled to any additional compensation whatsoever with respect to the IP Rights or for fulfilling the duties hereunder, and all information, documentation, and assistance shall be provided at no additional expense to the Company, except for out-of-pocket expenses, which are incurred by me at the Company's request.

General

3. The term "Company" as used in this Annex B, shall include the Company and any and all current or future parent, subsidiary or affiliated company thereof.

4. In the event that the scope or duration of any obligation herein exceeds or extends the duration allowed by law, such obligation shall be deemed to be the maximum extent or duration allowed by law.

5. I hereby give my permission to notify any other party, including without limitation a future and/or potential employer, regarding the existence and content of this undertaking.

6. I confirm that the compensation in my Employment Agreement, with respect to which negotiations were conducted, includes and incorporates special consideration for the undertakings herein, and constitutes full and appropriate compensation therefor.

 7. I am aware that the breach of the undertakings herein or any part thereof could cause the Company, its customers and the companies and/or entities related thereto, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Company may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, I undertake that in the event of any breach hereof, I shall not object to a competent court issuing injunctive order(s) and/or other equitable relief to remedy or forestall any such breach or default or threatened breach.

8. For the removal of any doubt, my obligations and undertakings hereunder shall survive the termination of my employment for any reason whatsoever.


     In witness whereof, I hereby affix my name and signature on this 1st day of November 2006.


                                          /s/ Adi Plaschkes
                                          ----------------------------------
                                         Adi Plaschkes


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